Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-1 No. 333-160766 and Form S-8 Nos. 333-161611 and 333-161615) of CareFusion Corporation and in the related Prospectus of our report dated September 15, 2009 (except for Note 2, as to which the date is November 13, 2009) included in this Form 8-K.

/s/ Ernst & Young LLP

San Diego, California

November 13, 2009